Exhibit 10.1

February 14, 2020

Confidential

Franchise Group, Inc.

1716 Corporate Landing Parkway

Virginia Beach, VA 23454

Project Buckeye

ABL Commitment Letter

Ladies and Gentlemen:

Franchise Group, Inc., a Delaware corporation (“FGI Topco” or “you”) have advised B. Riley Financial, Inc. (“BRiley”, the “Commitment Party,” “we,” or “us”) that FGI Topco, intends to acquire, directly or indirectly through one or more wholly-owned subsidiaries (the “Acquisition”) all of the outstanding equity interests of American Freight Group, Inc., a Delaware corporation (collectively, the “Target”) pursuant to the terms of that certain Agreement and Plan of Merger, dated as of the date hereof between and among Target, Franchise Group Newco Intermediate AF, LLC, a Delaware limited liability company (“AcquisitionCo”), Franchise Group Merger Sub AF, Inc., a Delaware limited liability company (“MergerSub”) and The Jordan Company, L.P. (collectively with all exhibits, schedules, and disclosure letters thereto, the “Acquisition Agreement”). You have further advised us that, in connection with the foregoing, you entered into a commitment letter for an asset based lending facility with GACP II, L.P. dated as of December 28, 2019 (such commitment letter, attached hereto as Exhibit A, the “Primary Commitment Letter”). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings specified therefor in the Primary Commitment Letter.

Subject to the terms and conditions referred to in this Letter, BRiley commits to provide a $100 million asset based lending facility (the “BRiley ABL”) to Borrower having the terms set forth in the ABL Term Sheet (as defined in the Primary Commitment Letter) (other than with respect to the identity of agents and lenders, the aggregate commitment amount, the initial conditions to borrowing set forth therein and the use of proceeds on the Closing Date (as defined below)) (the “Backstop Commitment”). The Backstop Commitment shall be provided to Borrower on the earlier of (a) the date that is two (2) months after the date hereof if, on or before such date, the obligations under the ABL Credit Agreement, dated as of February 14, 2020, between, inter alia, GACP FINANCE CO., LLC, as administrative agent and collateral agent and Franchise Group Intermediate Holdco, LLC, as lead borrower (the “Existing ABL Credit Agreement”) are not refinanced in full with financing in form and substance reasonably satisfactory to Kayne (as defined below) and (b) the date that is thirty (30) days prior to the final maturity date set forth in the ABL Credit Agreement, if, on or before such date, the obligations under the ABL Credit Agreement are not refinanced in full with financing in form and substance reasonably satisfactory to Kayne (the “Closing Date”).

BRiley’s Backstop Commitment is subject solely to the execution and delivery by Borrower and Guarantors of ABL Loan Documents in accordance with the ABL Term Sheet and this Letter. On the Closing Date and subject solely to the foregoing condition, the BRiley ABL shall be provided by BRiley to Borrower. The BRiley ABL shall be used on the Closing Date to repay any obligations outstanding under the Existing ABL Credit Agreement and concurrently therewith the commitments under the Existing ABL Credit Agreement shall be terminated. After the Closing Date, the BRiley ABL shall be used for working capital and general corporate purposes.

Without limiting our obligations hereunder, you agree to use best efforts to obtain an asset based lending facility from Citizens Bank and/or other potential financing sources.

You shall indemnify, hold harmless, release and discharge each Indemnified Party (as defined below) from and against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented out of pocket fees and disbursements of one firm of external counsel) to which any Indemnified Party may become subject arising out of or in connection with any claim, litigation, investigation or proceeding relating to this Letter or any related transaction, regardless of whether any Indemnified Party is a party thereto; provided, that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Party (or any such Indemnified Party’s controlled affiliates or controlling persons or the respective directors, officers, employees, partners, advisors, trustees, agents or other representatives of each of the foregoing) as determined in a final, non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of this Commitment Letter by such Indemnified Party (or any such Indemnified Party’s controlled affiliates or controlling persons or the respective directors, officers, employees, partners, advisors, trustees, agents or other representatives of each of the foregoing) as determined in a final, non-appealable judgment of a court of competent jurisdiction or (iii) any disputes solely among Indemnified Persons and not arising out of any act or omission by you or any of your affiliates. In no event shall any Indemnified Party be liable for any indirect or consequential damages.

For purposes hereof, each “Indemnified Party” shall mean each of BRiley and Kayne and each of their respective affiliates, officers, directors, partners, employees, representatives and agents.

In addition, you shall reimburse BRiley for any reasonable and documented out of pocket expenses (including, without limitation, reasonable and documented fees and disbursements of one firm of external counsel) incurred in performing BRiley’s obligations hereunder, as further described in the ABL Term Sheet. Such expenses shall be due and payable on the Closing Date.

The indemnity and reimbursement obligations shall survive the termination of this Letter, but shall not survive the execution of the ABL Loan Documents.

Kayne Solutions Fund, L.P., as collateral agent and as a lender under the Term Loan Facility ( “Kayne”) is a third party beneficiary of this Letter and the commitments and agreements made hereunder by BRiley, and shall have the right to enforce such commitments and agreements directly against BRiley to the extent Kayne may, in its sole discretion, deem such enforcement necessary or advisable to effectuate this Letter or to protect its rights, the rights of the lenders under the Term Loan Facility or the rights of Borrower. This Letter shall not be amended, modified, waived or supplemented without the prior written consent of Kayne.

BRiley and you each agree that the existence of this Letter and the terms and conditions hereof are confidential and may not be disclosed by either party to any third party, without the other party’s prior written consent, except to the extent that such disclosure (a) is determined by BRiley to be consistent with its services hereunder, (b) is required by law, regulation, supervisory authority, or other applicable judicial or governmental order, (c) was or becomes generally available to the public other than as a result of a disclosure by one of the parties, (d) is made on a comparable confidential basis to either party’s directors, attorneys, accountants or tax and financial advisors on a need to know basis, or (e) is made to Kayne.

WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, BRILEY AND YOU HEREBY AGREE THAT THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LETTER OR THE BORROWER/LENDER RELATIONSHIP THAT IS BEING ESTABLISHED.

This Letter may not be amended or modified except in a writing signed by the parties hereto and Kayne. This Letter contains the entire agreement among the parties hereto and supersedes all prior understandings, written or oral. This Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be amended and in effect from time to time, the “PATRIOT Act”), we are required to obtain, verify, and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number, and other information regarding the Borrower and the Guarantors that will allow us to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. You hereby acknowledge and agree that the we shall be permitted to share any or all such information with lenders under the BRiley ABL.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof.

Very truly yours,
B. RILEY FINANCIAL, INC.

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Co-Chief Executive Officer

Accepted and agreed to as of
the date first written above:

FRANCHISE GROUP, INC.

By:	/s/ Brian Kahn
	Name:	Brian Kahn
	Title:	Chief Executive Officer

[Signature Page to ABL Commitment Letter]

KAYNE SOLUTIONS FUND L.P.,
as Kayne Agent

By: Kayne Solutions Fund GP, LLC,
its general partner

By:	/s/ Jon Levinson
Name:	Jon Levinson
Title:	Managing Partner

[Signature Page to ABL Commitment Letter]

Exhibit A

[Attached]

GACP Finance Co., LLC

 11100 Santa Monica Blvd., Suite 800

Los Angeles, CA 90025

PERSONAL AND CONFIDENTIAL

December 28, 2019

Franchise Group, Inc.

1716 Corporate Landing Parkway

Virginia Beach, VA 23454

Project Buckeye

 Commitment Letter

Ladies and Gentlemen:

You have advised GACP II, L.P. (“GACP ” and together with the Lenders party hereto, collectively, the “Commitment Parties ,” “we,” or “us”) that Franchise Group, Inc., a Delaware corporation (“FGI Topco” or “you”), intends to acquire, directly or indirectly through one or more wholly-owned subsidiaries (the “Acquisition”) all of the outstanding equity interests of American Freight Group, Inc., a Delaware corporation (collectively, the “Target”) pursuant to the terms of that certain Agreement and Plan of Merger, dated as of the date hereof between and among Target, Franchise Group Newco Intermediate AF, LLC, a Delaware limited liability company (“AcquisitionCo”), Franchise Group Merger Sub AF, Inc., a Delaware limited liability company (“MergerSub”) and The Jordan Company, L.P. (collectively with all exhibits, schedules, and disclosure letters thereto, the “Acquisition Agreement”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto (such Exhibits, together with this letter, collectively, this “Commitment Letter”).

1. Commitment. Based upon the foregoing and subject to the terms and conditions expressly set forth in this letter and in the Term Sheets (as defined below), (i) GACP is pleased to advise you of the several, but not joint, commitments of GACP and each of its affiliates listed on the signature pages hereto under the heading “ABL Lenders” (in such capacity, each an “ABL Lender” and, collectively, the “ABL Lenders”) to provide to the Borrower 100% of the $150,000,000 aggregate principal amount of the ABL Facility (the “ABL Term Sheet”) and (ii) GACP is pleased to advise you of the several, but not joint, commitments of GACP and each of its affiliates listed on the signature pages hereto under the heading “Term Loan Lender” (in such capacity, each a “Term Loan Lender” and, collectively, the “Term Loan Lenders”) is pleased to advise you of its commitment to provide to the Borrower 100% of the $400,000,000 aggregate principal amount of the A-1 Tranche under the First Lien Term Loan Facility (together with the ABL Facility, each a “Facility” and collectively, the “Facilities”), in each case, upon the principal terms and subject to the conditions set forth or referred to herein, in the Fee Letter (as defined below) and in the ABL Facility Summary of Terms and Conditions attached hereto as Exhibit B (and incorporated by reference herein) (the “ABL Term Sheet”) and the A-1 Tranche of the First Lien Term Loan Facility Summary of Terms and Conditions attached hereto as Exhibit C (and incorporated by reference herein) (the “Term Loan Term Sheet” and together with the ABL Term Sheet, individually and collectively, the “Term Sheets”), respectively.

2. Appointment of Roles. You hereby appoint (i) GACP to act as sole lead arranger and bookrunning manager (in such capacity, the “Lead Arranger”) for each Facility, (ii) GACP Finance Co., LLC to act as sole administrative agent (in such capacities, the “Administrative Agent”) for each Facility (iii) GACP Finance Co., LLC to act as sole collateral agent for the ABL Facility and (iv) an entity to be mutually agreed to act as sole collateral agent for the First Lien Term Loan Facility, and GACP and its affiliates will, in each of such capacities, perform the duties and exercise the authority customarily performed and exercised by financial institutions in such roles.

It is understood and agreed that GACP will appear on the top left of the cover page of any marketing materials for the Facilities and will hold the roles and responsibilities conventionally understood to be associated with such name placement. It is further understood and agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers, or co-managers will be appointed, no other titles will be awarded, and no compensation (other than compensation expressly contemplated by this Commitment Letter, the Term Sheets and the Fee Letter) will be paid in connection with the Facilities unless you and we shall so agree.

3. [Reserved].

4. Fees. As consideration for our commitments hereunder and our undertakings to arrange, manage, and structure the Facilities, you agree to pay to us the fees set forth in the GACP Fee Letter, dated as of the date hereof (the “Fee Letter”), between you and GACP. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or agreed in writing by the parties hereto.

5. Conditions. Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Facilities Documentation (as defined in Exhibit C), or any other letter agreement or other undertaking between us and you concerning the financing of the Transactions to the contrary, our commitments and undertakings hereunder are subject solely to the satisfaction of the conditions set forth under the heading “Conditions Precedent to Borrowing” in Exhibit D hereto (“Specified Conditions”), and, upon the satisfaction of the Specified Conditions, the funding of the Facilities shall occur.

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Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Facilities Documentation, or any other letter agreement or other undertaking between us and you concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to availability of the Facilities on the date of initial funding under the Facilities and the consummation of the Acquisition (the “Closing Date”), shall be (i) such of the representations made by, or with respect to, the Target in the Acquisition Agreement, but only to the extent that you (or your applicable affiliate) has a right (taking into account any applicable cure provisions) not to consummate the transactions contemplated by the Acquisition Agreement or to terminate your (or your applicable affiliate’s) obligations under the Acquisition Agreement, in each case, as a result of a breach of such representations and warranties that are material to the interests of the Lenders (such representations, the “Specified Acquisition Agreement Representations”), and (ii) the Specified Representations (as defined below), and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the Specified Conditions are satisfied or waived by the Lead Arranger (it being understood that, to the extent any Collateral (including the creation or perfection of any security interest) referred to in the Term Sheets cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”), (ii) in equity interests of your subsidiaries (other than subsidiaries of the Target) with respect to which a lien may be perfected by the delivery of a stock (or equivalent) certificate) after your use of commercially reasonable efforts to do so, then the delivery of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date but shall be required to be delivered and perfected within 60 days (or such longer period as the Administrative Agents (as defined in Exhibit C) may agree in its sole discretion) after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties made in the Facilities Documentation (as defined in Exhibit C) relating to organizational existence of the Loan Parties; requisite power and authority, qualification, due authorization (in each case, solely as to execution, delivery and performance of the applicable Facilities Documentation); enforceability; no conflicts with organizational documents of the Loan Parties (in each case, solely as it relates to the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Facilities Documentation); Federal Reserve margin regulations; use of proceeds not violating the Patriot Act, OFAC, Sanctions, FCPA, anti-money laundering, anti -bribery and similar domestic and international laws; the Investment Company Act; solvency (solvency to be defined in a manner consistent with the manner in which solvency is defined in the solvency certificate attached as Annex I to Exhibit D hereto) as of the Closing Date (after giving effect on a pro forma basis to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; and the creation, validity, and perfection of security interests in the Collateral (subject to the parenthetical in clause (b) above). Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Facilities Documentation, or any other letter agreement or other undertaking concerning the financing Transactions to the contrary, the only conditions to availability of the Facilities on the Closing Date are the Specified Conditions, and upon the satisfaction of the Specified Conditions the funding of the Facilities shall occur. Notwithstanding anything to the contrary contained herein, if any of the Specified Representations is qualified or subject to “material adverse effect”, the definition of “Material Adverse Effect” in the Acquisition Agreement shall apply for the purposes of any representations and warranties made, or to be made, on or as of the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision.”

6. Information. You hereby represent and warrant that (and with respect to the Target, to the best of your knowledge that) (a) all written factual information (other than projections and other forward looking information (“Projections”) and information of a general economic or industry nature) (the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or at your request by any of your representatives on your behalf in connection with the Transactions is or will be, when furnished, correct in all material respects and does not or will not, as the case may be, when furnished, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto), and (b) the Projections that have been made or will be made available to the Commitment Parties by or on behalf of you or at your request by any of your representatives on your behalf in connection with the Transactions have been or will be, as the case may be, prepared based upon good faith estimates and assumptions believed by you to be reasonable at the time so made available (it being recognized by us that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results). You agree to supplement (or, to the extent relating to Target prior to the Closing Date (subject to any limitation on your rights set forth in the Acquisition Agreement), use your commercially reasonable efforts to cause to be promptly supplemented) the Information and the Projections from time to time until the Closing Date so that the representation and warranties in the preceding sentence each remains correct (to your knowledge with respect to the Target prior to the Closing Date). In arranging the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof. It is understood and agreed that neither the accuracy of the representations and warranties set forth in this paragraph nor your compliance with this paragraph shall be a condition precedent to our commitments hereunder or the funding of the Facilities.

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7. Expenses. You agree to pay or reimburse each Commitment Party regardless of whether the Closing Date occurs, for all of each Commitment Party’s actual and reasonable documented out-of-pocket costs and expenses (including, but not limited to, expenses of each Commitment Party’s due diligence investigation, attorneys’ fees and expenses, consultant’s fees and travel expenses, and auditors, appraisers, accountants, search and lien filing agencies, and external service providers) incurred in connection with this Commitment Letter, the Fee Letter, and the Facilities Documentation and any consents, amendments, waivers, or other modifications thereto, limited in the case of legal expenses to the reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel the Commitment Parties, and, if reasonably necessary, (a) one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions); and (b) in the case of an actual or perceived conflict of interest where any such person affected by such conflict informs Borrower of such conflict, in each case, a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected persons).

8. Indemnification. You agree to defend (subject to the Indemnified Persons’ selection of counsel), indemnify, and hold harmless each Commitment Party and its affiliates and each Commitment Party’s and its affiliates’ respective officers, partners, directors, trustees, employees, and agents (each Commitment Party and each such other person being an “Indemnified Person”), from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such Indemnified Person; provided that you shall not have any obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnified Person, (ii) a material breach of the obligations under this Commitment Letter of such Indemnified Person or any of such Indemnified Person’s officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final, non-appealable order) or (iii) any proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Indemnified Person in its capacity or in fulfilling its role as an Administrative Agent or Lead Arranger). As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including environmental liabilities), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation, or other response action necessary to remove, remediate, clean up, or abate any hazardous materials), expenses, and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Indemnified Persons in connection with any investigative, administrative, or judicial proceeding commenced or threatened by any person, whether or not any such Indemnified Person shall be designated as a party or a potential party thereto, and any fees or expenses incurred by the Indemnified Persons in enforcing this indemnity), whether direct, indirect, or consequential and whether based on any federal, state, or foreign laws, statutes, rules, or regulations (including securities and commercial laws, statutes, rules, or regulations and environmental laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Person, in any manner relating to or arising out of this Commitment Letter, the Fee Letter, the Facilities Documentation, or the Transactions (including the Lenders’ agreement to make the Facilities available to the Borrower on the terms, and subject to the conditions, set forth herein or the use or intended use of the proceeds thereof, or any enforcement of this Commitment Letter, the Fee Letter, or the Facilities Documentation (including any sale of, collection from, or other realization upon any of the collateral or the enforcement of any guaranty)) or any related transaction contemplated hereby or any of the use of proceeds of the Facilities; provided that the Indemnified Liabilities shall be limited in the case of legal expenses to the reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole, and, if reasonably necessary, of one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, solely in the case of an actual or potential conflict of interest where the Indemnified Persons affected by such conflict notify you of the existence of such conflict, of one additional firm of counsel for all affected Indemnified Persons, taken as a whole and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for each group of similarly situated affected Indemnified Persons, taken as a whole). To the extent the undertakings set forth in this Section 8 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable loan party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Persons or any of them. Notwithstanding any other provision of this Commitment Letter, and without limitation of your indemnification obligations set forth herein, no party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications, or other information transmission systems, except to the extent such damages have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of such person.

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9. Confidentiality; Absence of Fiduciary Duty; Etc. You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter and the Term Sheets and the contents hereof and thereof, or the activities of the Commitment Parties pursuant hereto or thereto, to any person without prior written approval of the Commitment Parties, except that you may disclose (a) the Commitment Letter, the Term Sheets, the Fee Letter, and the contents hereof and thereof (i) to your officers, directors, agents, employees, attorneys, accountants, and advisors, in each case to the extent directly involved in the consideration of this matter on a confidential and need-to-know basis and (ii) as required by applicable law, regulation, or compulsory legal process (in which case you agree to provide prompt written notice thereof, such notice to be provided in advance to the extent permitted by applicable law), (b) this Commitment Letter, the Term Sheets, and the contents hereof and thereof (but not the Fee Letter unless redacted in a customary manner reasonably acceptable to the Lead Arranger) to the Target, and its officers, directors, employees, attorneys, accountants, and advisors, in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheets to potential Lenders in connection with the Transactions, and (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheets in any public filing or prospectus (it being acknowledged that the fees in the Fee Letter may be included generically in projections and pro forma information and in a generic disclosure of aggregate sources and uses contained in such syndication and other marketing materials). Further, notwithstanding the next succeeding paragraph, we shall be permitted, in consultation with you, after the Closing Date, to use information related to the arrangement of the Facilities in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications. You agree that you will permit the applicable Commitment Party to review and approve (such approval not to be unreasonably delayed or withheld) any reference to such Commitment Party or any of its affiliates in connection with the Facilities or the Transactions contained in any press release or similar public disclosure prior to public release.

We shall hold all non-public information regarding you, Holdings, the Borrower and the Target, and your and their respective subsidiaries and their businesses identified as such by you in accordance with our customary procedures for handling confidential information of such nature, it being understood and agreed by you that, in any event, we may make (a) disclosures of such information to our respective affiliates and to their agents, advisors, directors, and shareholders (and to other persons authorized by a Commitment Party to organize, present, or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9), (b) disclosures of such information reasonably required by any bona fide or potential Lender or participant in connection with the contemplated assignment, transfer, or participation by any such Commitment Party of any interest in the Facilities or any participations therein, (c) disclosure to any rating agency when required by it; provided, that prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information received by it from any of the Commitment Parties, (d) disclosure to any Commitment Party’s financing sources; provided, that prior to any disclosure, such financing source is informed of the confidential nature of the information, (e) disclosures of such information to any investors and partners of any Commitment Party; provided, that prior to any disclosure, such investor or partner is informed of the confidential nature of the information, (f) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, that unless specifically prohibited by applicable law or court order, each Commitment Party shall make reasonable efforts to notify Borrower of any request by any governmental authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Commitment Party by such governmental authority) for disclosure of any such non-public information prior to disclosure of such information, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates, or our or their respective officers, directors, agents, employees, attorneys, accountants, or advisors in breach of this Commitment Letter, or to the extent any such information is developed independently by us, (h) to the extent not known by us to consist of material non -public information, and (i) for purposes of establishing a “due diligence” defense or to exercise rights or remedies; provided that no such disclosure shall be made to any person that is at such time a Disqualified Lender. Our obligations under this paragraph shall automatically expire upon the earlier of execution and delivery of the Facilities Documentation and the second anniversary of the date hereof.

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You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital, or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of their other relationships with you in connection with the performance by them and their affiliates of services for other companies, and except as expressly permitted hereby, the Commitment Parties and their respective affiliates will not furnish any such information to such other companies. By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer. You also acknowledge that no Commitment Party, nor any of its affiliates, has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target, or your or its subsidiaries, confidential information obtained by such Commitment Party and its affiliates from other companies.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) each of the A-1 Tranche under the First Lien Term Loan Facility, the ABL Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (b) the Commitment Parties have not provided any investment, legal, accounting, regulatory, or tax advice with respect to any of the Transactions, you have consulted your own investment, legal, accounting, regulatory, and tax advisors to the extent you have deemed appropriate, and neither you, nor any of your affiliates, have received, or have relied upon, the advice of the Commitment Parties or any of their respective affiliates or advisors regarding investment, legal, regulatory, accounting, or tax matters, (c) you are capable of evaluating, and understand and accept, the terms, risks, and conditions of the Transactions, (d) in connection with the financing Transactions and the process leading to such Transactions, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent, or fiduciary for you or the Target or any of your or the Target’s affiliates, stockholders, creditors, or employees or any other party, (e) the Commitment Parties have not assumed and will not assume an advisory, agency, or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing Transactions or the process leading thereto, and the Commitment Parties have no obligation to you or your affiliates with respect to the financing Transactions except those obligations expressly set forth in this Commitment Letter, and (f) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.

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10. Termination. Our commitments and undertakings hereunder shall terminate in their entirety automatically without further notice or action by us on the first to occur of (a) three business days following the Termination Date (as defined in the Acquisition Agreement in effect on the date hereof[, and as such date may be extended pursuant to the terms thereof as they exist on the date hereof)]if the Closing Date shall not have occurred by such date, (b) with respect to our commitments and undertakings hereunder in respect of the Facilities, consummation of the Acquisition without use of the Facilities, (c) the date of execution and delivery of the Facilities Documentation by the Borrower and the Lenders, and (d) the termination of the Acquisition Agreement in accordance with its terms prior to the Closing Date.

The Fee Letter and the compensation, reimbursement, indemnification, jurisdiction, absence of fiduciary relationship, governing law, waiver of jury trial, and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded to the extent of any corresponding provisions of the Facilities Documentation covering the same subject matter upon the execution and delivery thereof, and you shall automatically be released from all liability hereunder in connection therewith at such time.

11. Assignment; etc. This Commitment Letter and the commitments and undertakings hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this paragraph shall prohibit us (in our sole discretion), subject to the terms of this Commitment Letter, from granting participations in, or selling assignments of, all or a portion of the commitments or the advances under either Facility; provided that notwithstanding such assignment or participation, with respect to amounts to be funded on the Closing Date, the commitment of the Lenders to fund Facilities on the terms and conditions set forth in this Commitment Letter and the Fee Letter will be reduced solely to the extent such other lenders fund their commitments on the Closing Date. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that the Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates or branches and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates or branches so performing any such duties or activities.

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12. Governing Law; Waiver of Jury Trial; etc. This Commitment Letter, the Term Sheets, and the Fee Letter and the rights and obligations of the parties hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), together constitute the entire agreement between the parties relating to the subject matter hereof and thereof, and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof. Each of the parties hereto hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising hereunder or under the Fee Letter or any dealings between them relating to the subject matter of this Commitment Letter or the Fee Letter or the borrower/lender relationship that is being established. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of these Transactions, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Commitment Letter and the Fee Letter, and that each will continue to rely on this waiver in its related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 12 and executed by each of the parties hereto), and this waiver shall apply to any subsequent amendments, renewals, supplements, or modifications hereto or to the Fee Letter. In addition, with respect to any action or proceeding arising out of or relating to this Commitment Letter, the Term Sheets, the Fee Letter, the Transactions, or the performance of any of the parties hereunder, the parties hereto hereby irrevocably: (a) submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, New York, New York; (b) agree that all claims with respect to such action or proceeding shall be heard and determined in such New York State or Federal court; (c) waive the defense of any inconvenient forum to such New York State or Federal court; (d) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law; and (e) consent to service of process by mailing or delivering a copy of such process to such party at its address set forth on the first page of this Commitment Letter and agree that such service shall be effective when sent or delivered. Nothing in this Commitment Letter shall affect any right that any Commitment Party or any of its affiliates may otherwise have to bring any action or proceeding relating to this Commitment Letter and the Transactions against you or your properties in the courts of any jurisdiction.

13. Amendments; Counterparts; etc. No amendment or waiver of any provision hereof or the Term Sheets, shall be effective unless in writing and signed by the parties hereto, and no amendment or waiver of any provision of the Fee Letter shall be effective unless in writing and signed by the applicable parties thereto, and, in each case, then only in the specific instance and for the specific purpose for which given. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in “pdf” or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

14. PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be amended and in effect from time to time, the “PATRIOT Act”), each Commitment Party is required to obtain, verify, and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number, and other information regarding the Borrower and the Guarantors that will allow the Commitment Parties to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

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15. If the foregoing proposal is acceptable to you, please so confirm by signing and returning to us executed counterparts of this Commitment Letter and the Fee Letter. Unless we receive your executed counterparts hereof and thereof by 5:00 p.m., New York City time, on December 31, 2019 (the “Expiration Date”) our offer hereunder will automatically expire at such time without further action or notice.

[Signature Pages Follow]

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We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

GACP FINANCE CO., LLC,
as ABL Administrative Agent

By:	/s/ John Ahn
	Name:	John Ahn
	Title:	CEO

GACP FINANCE CO., LLC,
as Term Loan Administrative Agent

By:	/s/ John Ahn
	Name:	John Ahn
	Title:	CEO

GACP II, L.P., as ABL Lender

By:	/s/ John Ahn
	Name:	John Ahn
	Title:	CEO

GACP II, L.P., as Term Loan Lender

By:	/s/ John Ahn
	Name:	John Ahn
	Title:	CEO

[Signature Page to Franchise Group Commitment Letter]

Accepted and agreed to as of
the date first written above:

FRANCHISE GROUP, INC.

By:	/s/ Eric Seeton
	Name:	Eric Seeton
	Title:	Chief Financial Officer

[Signature Page to Franchise Group Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Buckeye

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.

Pursuant to the Acquisition Agreement, AcquisitionCo intends to acquire, via merger of MergerSub with and into the Target, the Target. In connection with the foregoing, it is intended that:

(a) The Borrower will obtain (x) a senior secured term loan facility in an aggregate principal amount of up to $600.0 million (as such amount may, at the election of the Borrower, be increased by an additional amount sufficient to fund any upfront fees or OID pursuant to the “market flex” provisions of the Fee Letter) (the “First Lien Term Loan Facility”), which shall be composed of (i) a “first-out” A-1 Tranche in an aggregate principal amount of $400.0 million (the “A-1 Tranche”) and (ii) a “second out” A-2 Tranche in an aggregate principal amount of $200.0 million (the “A-2 Tranche”) and (y) and a senior secured ABL facility in an aggregate principal of up to $150.0 million (the “ABL Facility”).

(b) Pursuant to Acquisition Agreement, [Fully-Diluted Stockholders (as defined in the Acquisition Agreement)] will sell the Target to AcquisitionCo, via merger of MergerSub with and into the Target.

(c) All the existing indebtedness (i) of the Target (excluding Indebtedness permitted to remain outstanding pursuant to the Acquisition Agreement and other indebtedness permitted under the Facilities Documentation), (ii) incurred under that certain Credit Agreement, dated as of October 23, 2019 (the “Sears Facility”), among Franchise Group Intermediate S, LLC (“Sears Holdco”), Franchise Group Newco S, LLC (“Sears Borrower”), Guggenheim Credit Services, LLC, as administrative agent, and the lenders and other parties party thereto, and (iii) incurred under that certain Credit Agreement, dated as of July 10, 2019 (the “Buddy’s Facility”), among Franchise Group Intermediate B, LLC (“Buddy’s Holdco”), Buddy’s Newco, LLC (“Buddy’s Borrower”), Kayne Solutions Fund, L.P., as administrative agent, and the lenders and other parties party thereto, in each case, will be refinanced or repaid in full (or substantially simultaneously with the initial borrowings under the Facilities shall be refinanced or repaid in full), all commitments in respect thereof terminated, and all security, liens, financing statements, other perfection instruments and guaranties in respect thereof discharged and released (the “Refinancing”).

(d) The proceeds of the Facilities on the Closing Date will be applied to pay (i) the consideration in connection with the Acquisition, (ii) the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”), and (iii) for the Refinancing.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions.”

A-1

CONFIDENTIAL	EXHIBIT B

Project Buckeye

ABL Facility

Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached or the other Exhibits to the Commitment Letter.

Borrower:	Franchise Group Intermediate Holdco, LLC, a Delaware limited liability company (the “Lead Borrower”), MergerSub and certain other subsidiaries of the Lead Borrower to be agreed (together with the Lead Borrower and MergerSub, the “Borrower”).

GACP:	GACP II, L.P. (“GACP”).

Sole Lead Arranger and Bookrunner:	GACP (in such capacity, the “Lead Arranger”).

ABL Administrative Agent and ABL Collateral Agent:	GACP Finance Co., LLC will act as the sole administrative agent and sole collateral agent (collectively, in such capacities, the “ABL Administrative Agent”) for the ABL Lenders (as defined below).

Transactions:	As described in Exhibit A to the Commitment Letter.

ABL Facility:	An asset-based revolving senior secured facility (the “ABL Facility”) in an aggregate principal amount of up to $150.0 million (the “ABL Commitment Amount”). The ABL Facility shall also include a sublimit for letters of credit in an amount to be determined to be made available for the account of Borrower.

Loans under the ABL Facility (the “ABL Loans”) will be available to the Borrower in U.S. dollars.

ABL Lenders:	GACP and such other lenders that become party to the ABL Facility Documentation from time to time (collectively, the “ABL Lenders”).

Purpose:	The proceeds of loans under the ABL Facility will be used (i) on the Closing Date, to finance the Acquisition and the Refinancing and to pay the Transaction Costs and (ii) after the Closing Date, for working capital and other general corporate purposes.

Availability:	Availability under the ABL Facility shall not exceed the lesser of the ABL Commitment Amount and the Borrowing Base (as defined below). “ABL Usage” shall mean the aggregate amount of ABL Loans, protective overadvances, unreimbursed drawings under Letters of Credit and undrawn amounts of outstanding Letters of Credit incurred under the ABL Facility.

Interest Rates and Fees:	As set forth on Annex I hereto.

Borrowing Base:	ABL Loans and Letters of Credit advanced under the ABL Facility will be subject to availability under a borrowing base calculated as follows (the “Borrowing Base”):

(A) 85% of the amount of eligible credit card receivables and eligible accounts, plus
(B) 90% of the net orderly liquidation value of eligible inventory, minus
(C) in each case, customary reserves (as described below).

Eligible in-transit inventory shall not exceed 10% of the Borrowing Base.

Eligibility criteria for eligible accounts, eligible credit card receivables, eligible inventory (including eligible in-transit inventory) shall be set forth in a manner consistent with the ABL Facility Documentation.

Notwithstanding the foregoing, the Borrowing Base on the Closing Date shall be determined based on the Borrowing Base Certificate delivered on the Closing Date, it being understood that, if the audit, examinations and appraisals engaged by the ABL Administrative Agent are not completed on or before the Closing Date or if such Borrowing Base Certificate is not delivered by the Closing Date for any other reason, solely for purposes of determining the Borrowing Base on the Closing Date and for the period from the Closing Date until the earlier of (i) the date of delivery of such audit, examinations and appraisals or (ii) the date that is three (3) month following the Closing Date (the “Initial Availability Period”), the Borrowing Base shall be deemed to be $100 million in the aggregate until the expiration of the Initial Availability Period.

After the Initial Availability Period, the Borrowing Base shall be reset based upon the results of such audit, examinations and appraisals. Thereafter, standards of eligibility, advance rates and reserve criteria to be utilized in the calculation of the Borrowing Base shall be determined or modified by the ABL Administrative Agent in its Permitted Discretion (as defined below) following notice of not less than three (3) days; provided that the ABL Administrative Agent shall not be required to provided notice with respect to changes to reserves based on mathematical calculations. Upon delivery of such notice, the ABL Administrative Agent agrees to make representatives available to discuss the proposed changes or modifications to or establishment of the standards of eligibility, advance rates or reserve criteria. Standards of eligibility or reserves established or modified and changes in advance rates by the ABL Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies that are the basis for such standards of eligibility or reserves or changes in advance rates, as are reasonably determined by the ABL Administrative Agent in good faith. In the event that any reserve, modification or other action contemplated in this paragraph causes an overadvance, the Borrower shall have two (2) business days to repay any such overage.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment and as it relates to the establishment or adjustment of reserves (or the modification of eligibility standards and criteria) shall require that (a) such establishment, adjustment or imposition after the Initial Availability Period be based on the analysis of facts or events first occurring or first discovered by the ABL Administrative Agent after the Closing Date or are materially different from the facts or events occurring or known to the ABL Administrative Agent at the end of the Initial Availability Period, unless the Borrower and the ABL Administrative Agent otherwise agree in writing, (b) the contributing factors to the imposition of any reserves shall not duplicate the exclusionary criteria set forth in the definitions of eligible accounts or eligible inventory, as applicable (and vice versa) and (c) the amount of any such reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification (as reasonably determined by the ABL Administrative Agent) of the incremental dilution of the Borrowing Base attributable to such contributing factors.

The Borrowing Base shall be computed by the Borrower monthly and a certificate (the “Borrowing Base Certificate”) presenting the Borrower’s computation of the Borrowing Base will be delivered to the ABL Administrative Agent promptly, but in no event later than the 15th calendar day following the end of each calendar month, provided however that (i) during the continuance of a Specified Event of Default (as defined below), or if Excess Availability is less than the greater of $20 million and 15% of the ABL Loan Cap (as defined below) the Borrower shall be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis until the date on which, as applicable, in the case of clause (i), such Specified Event of Default is cured or waived, or in the case of clause (ii), Excess Availability has been at least the greater of 15% of the ABL Loan Cap and $20 million for at least 20 consecutive days.

“Specified Event of Default” shall mean any payment or bankruptcy event of default, a misrepresentation of the Borrowing Base in any material respect, a failure to deliver any required Borrowing Base Certificate, any event of default arising from the breach of the cash management provisions and any event of default arising from failure to comply with the Financial Covenants.

“ABL Loan Cap” shall mean, at any time, the lesser of (x) the ABL Commitment Amount, and (y) the Borrowing Base.

“Excess Availability” means, at any time of determination, (i) the ABL Loan Cap minus (y) ABL Usage, in each case calculated based on the most recent Borrowing Base Certificate delivered under the ABL Facility.

Maturity:	The ABL Facility will mature and the commitments thereunder will terminate on the earlier of (i) the 90th day preceding the maturity of the First Lien Term Loan Facility and (ii) the fifth anniversary of the Closing Date.

Guarantees:	All obligations of the Borrower under the ABL Facility will be unconditionally guaranteed by:

(a) Franchise Group New Holdco, LLC, a Delaware limited liability company (“Holdings”), which is the direct parent of the Lead Borrower; and

(b) Subject to exceptions to be agreed, each existing and each subsequently acquired or organized direct or indirect subsidiary of the Lead Borrower (other than (i) Franchise Group Intermediate L, LLC, a Delaware limited liability company (“Liberty Holdco”), or any of its direct or indirect subsidiaries (collectively with Liberty Holdco, the “Liberty Entities”) and (ii) Franchise Group Intermediate V, LLC, a Delaware limited liability company (“VSI Holdco”), or any of its direct or indirect subsidiaries (collectively with VSI Holdco, the “VSI Entities”), in the case of the foregoing clauses (i) and (ii), so long as the guarantee of either Facility by such Liberty Entities and VSI Entities is prohibited by the terms of indebtedness which is not provided by FGI Topco or any of its affiliates (to the extent such prohibition applies, the “Excluded Liberty/VSI Entities”)), (the “Subsidiary Guarantors”; and together with Holdings, the “Guarantors”).

The foregoing guarantees are referred to herein as the “Guarantees.” The Borrower and the Guarantors are herein referred to as the “Loan Parties” and, individually, as a “Loan Party.”

On the Closing Date, after giving effect to the Transactions (1) Holdings shall directly own 100% of the voting and non-voting interest of the Lead Borrower, (2) the Lead Borrower shall directly own 100% of the voting and non-voting interest of AcquisitionCo, (3) AcquisitionCo shall directly own 100% of the voting and non-voting interest of MergerSub and (4) the Lead Borrower shall directly or indirectly own 100% of the voting and non-voting equity interests of each Subsidiary Guarantor.

Collateral:	Subject to the limitations set forth below and the Certain Funds Provision, obligations of the Loan Parties in respect of the ABL Facility will be secured by a valid and perfected security interest on all assets of the Loan Parties, in each case, wherever located, now owned or hereafter acquired, including without limitation (a) all tangible and intangible assets of the Loan Parties (including, without limitation, each promissory note issued by A Team Sales, LLC to the Sears Borrower); (b) all of the equity interests issued by the Borrower, any other Loan Party (other than Holdings) and each present and future, direct or indirect subsidiary of any Loan Party (other than any equity interests issued by any Liberty/VSI Entities to the extent that a pledge thereof to secure the ABL Facility is prohibited by the terms of indebtedness which is not provided by FGI Topco or any of its affiliates); and (c) all proceeds and products of the property and assets described in clauses (a) and (b) above, in each case other than any Excluded Assets, (collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) motor vehicles and other assets subject to certificates of title; (ii) any leased real property, (iii) any owned real property with a fair market value of less than an amount to be agreed (with any required mortgages on properties with a value greater than such amount being permitted to be delivered post-closing); (iv) intent-to-use trademark or service mark applications; (v) equity interests in any person other than wholly-owned subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents as in effect on the date the applicable person becomes a direct or indirect subsidiary of the Borrower and not created or entered into in contemplation of the Transactions or the acquisition thereof) (it being understood that no joint venture arrangements shall exist as of the Closing Date) (provided, that, the income stream, receivables, and proceeds of such equity interests shall be Collateral); (vi) any lease, license, or other agreement or any property subject to a purchase money security interest or capital lease obligation, or similar arrangements, in each case, to the extent permitted under the ABL Facility Documentation to the extent that a grant of a security interest therein would violate or invalidate such lease, license, or agreement, purchase money, capital lease, or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law which provides that the assignment thereof is deemed effective under applicable law notwithstanding such prohibition, and other than the proceeds thereof; (vii) pledges and security interests in any asset prohibited (A) by applicable law, rule, regulation at any time or (B) by a contractual obligation binding on the grantor at the time the asset subject to such contractual obligation was acquired (so long as not entered into in contemplation of such acquisition) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received) (in each case, after giving effect to the applicable provisions of the Uniform Commercial Code), and other than the proceeds thereof; (viii) assets located outside the United States to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences and subject to Tax Principles (to be agreed); (ix) zero balance accounts and deposit accounts to the extent the balance of that account is automatically transferred at the end of each business day to a concentration account that is subject to the ABL Administrative Agent’s control (subject to the post-closing time frame for granting such control to the ABL Administrative Agent), local or petty cash accounts to the extent the balance on each such account is less than an amount to be agreed, accounts used solely for payroll (including accounts used for the disbursement of payroll, for payroll taxes and other employee wage and benefit payments), accounts used solely for withholding and trust accounts, escrow and any other fiduciary accounts (collectively, “Excluded Accounts”), (x) margin stock and (xi) other exceptions to be mutually agreed upon (collectively, the “Excluded Assets”); provided that the proceeds and receivables of any Excluded Assets shall not constitute Excluded Assets (unless such proceeds otherwise qualify as Excluded Assets) and rather, shall be included as Collateral.

The Loan Parties shall be required to use commercially reasonable efforts to deliver collateral access agreements in customary form and substance reasonably satisfactory to the ABL Administrative Agent in respect of certain material leased real properties to be agreed. No security agreements or pledge agreements governed under the laws of any non-United States jurisdiction shall be required and no filing or other action outside of the United States to create or perfect a security interest therein in any asset shall be required, in each case, unless the total assets or Consolidated EBITDA attributable to subsidiaries located in a jurisdiction outside the United States exceed thresholds to be agreed (subject to Tax Principles, to be agreed).

Subject to the limitations set forth in this section and subject to the Certain Funds Provision, the obligations under the ABL Facility will be secured by: (i) a perfected first priority security interest in the Collateral consisting of (a) credit card receivables and account receivables (in each case, other than to the extent constituting identifiable proceeds of Term Collateral), (b) deposit accounts, securities accounts and commodity accounts and the cash and funds held therein (in each case, other than to the extent constituting identifiable proceeds of Term Collateral held in such deposit accounts, securities accounts and commodity accounts), (c) inventory, (d) documents, supporting obligations, books and records related to the foregoing, (e) general intangibles evidencing, governing, or securing the foregoing, and in each case, proceeds thereof, but excluding for the avoidance of doubt, without limitation, equity interests, real estate, equipment and intellectual property; provided that subject to the Intercreditor Agreement, the ABL Administrative Agent shall have a non-exclusive license allowing the use of such intellectual property as may be necessary for the liquidation of the Collateral in addition to the benefit of other customary intercreditor provisions relating to the access and use of the Term Collateral (other than the Excluded Assets, the “ABL Collateral”), and (ii) a perfected second priority security interest in the Term Collateral.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the ABL Documentation Principles. Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Collateral” section shall be, as of the Closing Date, subject to the Certain Funds Provision.

Deposit Accounts and Securities Accounts:

Deposit accounts and securities accounts held by the Loan Parties (other than Excluded Accounts) shall be subject to customary “springing” control agreements in form and substance reasonably acceptable to the ABL Administrative Agent among the depository bank, the applicable Loan Party and the ABL Administrative Agent, in form and substance satisfactory to the ABL Administrative Agent within 30 days following the Closing Date (or, for deposit accounts or securities accounts acquired after the Closing Date (other than Excluded Accounts), following the opening or acquisition of such accounts) (or, in each case, such later date agreed to by the ABL Administrative Agent) for all deposit accounts and securities accounts of the Loan Parties (other than Excluded Accounts).

During a Cash Dominion Period (as defined below), all cash receipts and amounts in controlled concentration account agreements will be swept into a collection account maintained with the ABL Administrative Agent and used to repay borrowings under the ABL Facility, subject to customary exceptions and thresholds.

“Cash Dominion Period” means (a) the period from the date that Excess Availability shall have been less than the greater of $20 million and 15% of the ABL Loan Cap to the date that Excess Availability shall have been at least the greater of $20 million and 15% of the ABL Loan Cap for 20 consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing.

ABL Facility Documentation:	The definitive documentation for ABL Facility, including all the above-described pledges, security interests, and mortgages (the “ABL Facility Documentation”) shall be based on the Term Loan Documentation, with modifications (i) to reflect the asset based revolving nature of the ABL Facility and (ii) modifications consistent with this Term Sheet. To the extent that any representations and warranties made on the Closing Date are qualified by “Material Adverse Effect”, for the purposes of such representations and warranties, the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement. The foregoing shall be referred to as the “ABL Documentation Principles”.

The relative rights and priorities in the Collateral for the secured parties in the ABL Facility and the First Lien Term Loan Facility will be set forth in the in an intercreditor agreement (the “Intercreditor Agreement“) which shall be based on the intercreditor agreement, dated as of November 30, 2018, which was separately identified prior to the date hereof, with such modifications as may be mutually agreed.

Mandatory Prepayments:	If at any time the outstanding drawings under the ABL Facility exceed the ABL Loan Cap, prepayment of the ABL Loans shall be required in an amount equal to such excess (without any permanent reduction in commitments).

Subject to the Intercreditor Agreement, Loans under the ABL Facility shall be prepaid (without any permanent reduction in commitments) with:

(a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property (including, without limitation, insurance and condemnation proceeds) by the Loan Parties and their subsidiaries (other than any Excluded Liberty/VSI Entities except to the extent (x) the Liberty Facility or the credit facilities to which the VSI Entities are subject, as applicable, has been repaid in full and terminated or (y) the Liberty Facility or such other credit facilities permit the applicable Excluded Liberty/VSI Entities to distribute the proceeds of such asset sales or other dispositions to equityholders that are not Excluded Liberty/VSI Entities (to the extent of such distribution)), subject to customary reinvestment rights so long as no default or event of default has occurred and is continuing at the time of such disposition;

(b) 100% of the net cash proceeds of issuances of debt obligations of the Loan Parties and their subsidiaries (other than any Excluded Liberty/VSI Entities) after the Closing Date (other than permitted debt); and

(c) 100% of the net cash proceeds of Extraordinary Receipts (to be defined in a manner to be mutually agreed) in excess of an amount to be agreed in any fiscal year.

Voluntary Prepayments/Reductions in Commitments:	Voluntary prepayments of borrowings under the ABL Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the ABL Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR loans other than on the last day of the relevant interest period.

Representations and Warranties:	Limited to the following (applicable to the Loan Parties and their subsidiaries (other than any Excluded Liberty/VSI Entities)), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the ABL Documentation Principles: organization; requisite power and authority; qualification; capital stock and ownership with respect to subsidiaries; due authorization; no conflict; governmental consents; binding obligation; financial statements; projections; no material adverse effect since the Closing Date; adverse proceedings, etc.; payment of material taxes; properties; environmental matters; governmental regulation; margin stock; employee matters; employee benefit plans; certain fees; solvency; compliance with statues, etc.; intellectual property; inventory and equipment; insurance; bank accounts and securities accounts; security interests; PATRIOT Act; OFAC/sanctions; FCPA, anti-money laundering, anti-bribery; disclosure; use of proceeds; chief executive offices; and franchising matters; accuracy and completeness of the Borrowing Base Certificates.

Conditions Precedent to Borrowing:	The availability of the initial borrowing under the ABL Facility shall only be subject solely to (a) the delivery of a customary borrowing notice (which, for the avoidance of doubt, shall not require a certification (x) as to the accuracy of any representations and warranties other than the Specified Representations and the Specified Acquisition Agreement Representations or (y) as to the absence of any default or Event of Default under the ABL Facility Documentation) and (b) the conditions set forth in Exhibit C hereto.

Affirmative Covenants:	Limited to the following (applicable to the Loan Parties and their subsidiaries (other than any Excluded Liberty/VSI Entities)), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the ABL Documentation Principles: financial statements and other reports, management discussion and analysis; existence; payment of material taxes; maintenance of properties; insurance; cash management and springing cash dominion upon an event of default; inspections; lender meetings and conference calls; compliance with laws; environmental; subsidiaries; additional material owned real estate assets; further assurances; use of proceeds; and franchising matters. The ABL Administrative Agent shall be entitled to one field examination and one inventory appraisal per year, provided that the foregoing limitations shall not be applicable during the continuance of an event of default.

Negative Covenants:	Limited to the following (applicable to the Loan Parties and their subsidiaries (other than, except as otherwise expressly described below, any Excluded Liberty/VSI Entities)), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the ABL Documentation Principles: indebtedness; liens; equitable lien; no further negative pledges; restricted junior payments; restrictions on distributions and dividends (subject to the exception below and permitting among other items, customary tax distributions); investments; fundamental changes, dispositions of assets, acquisitions; disposal of subsidiary interests; sales and lease-backs; transactions with affiliates; conduct of business; customary passive holding company covenant with respect to Holdings; changes to organizational documents; accounting methods; deposit accounts and securities accounts; prepayments of certain indebtedness for borrowed money or junior indebtedness; anti-terrorism laws; and franchising matters.

Notwithstanding the foregoing, following the Closing Date, the Borrower may make Permitted Dividends (as defined and subject to the same terms as the Term Loan Term Sheet), subject to satisfactory review of the Sponsor Model.

Payment Conditions:	So long as no event of default has occurred and is continuing or would result therefrom, the ABL Facility Documentation will include, in addition to the same baskets and exceptions permitted by the First Lien Term Loan Facility (including those for Permitted Acquisitions, Investments, Restricted Payments and dispositions (other than assets of the type included in any Borrowing Base)), additional exceptions permitting unlimited distributions, dividends, investments and acquisitions, subject to satisfaction of the following conditions (the “Payment Conditions”):

(a)(x) pro forma Excess Availability is equal to at least 15% of the ABL Loan Cap, (y) pro forma Average Excess Availability (to be defined) for the 30 days prior to the closing of the proposed transaction is equal to at least 12.5% of the ABL Loan Cap and (z) pro forma Fixed Charge Coverage Ratio is at least 1.10:1.00, or (b) Pro forma Excess Availability is equal to at least 20% of the ABL Loan Cap and (y) pro forma Average Excess Availability for the 30 days prior to the closing of the proposed transaction is equal to at least 15% of the ABL Loan Cap.

Financial Covenants:	If Excess Availability shall be less than the greater of 12.5% of the ABL Loan Cap and $15 million (the “ABL Covenant Trigger”) and until Excess Availability is greater than or equal to the ABL Covenant Trigger for 20 consecutive calendar days (such period, a “Compliance Period”), the Borrowers shall comply on a quarterly basis with a minimum Fixed Charge Coverage Ratio (to be defined in a manner to be mutually agreed) of not less than 1.00:1.00.

For purposes of determining compliance with the Fixed Charge Coverage Ratio, a cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the ABL Administrative Agent) in the Borrower after the end of the relevant fiscal quarter and on or prior to the day that is ten business days after the earlier of the date on which the compliance certificate was delivered to the ABL Administrative Agent in respect of such fiscal quarter and the date on which the compliance certificate was required to be delivered to the ABL Administrative Agent in respect of such fiscal quarter will, at the request of the Borrower (so long as the compliance certificate for such fiscal quarter was timely delivered) (the “Equity Cure Period “), be included in the calculation of Consolidated EBITDA solely for purposes of determining compliance with the Fixed Charge Coverage Ratio for the applicable fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be a period of two fiscal quarters in which no Specified Equity Contribution is made, (b) Specified Equity Contributions shall not be made in respect of consecutive fiscal quarters, (c) only four Specified Equity Contributions may be made during the term of the ABL

Facility, (d) the amount of any Specified Equity Contribution shall not exceed the amount required to cause the Borrower to be in compliance with such Fixed Charge Coverage Ratio, (e) all such Specified Equity Contributions will be disregarded for all purposes other than determining compliance with the Fixed Charge Coverage Ratio, including, without limitation, for purposes of determining any financial ratio based conditions, pricing, or availability of any baskets with respect to the covenants contained in the ABL Facility Documentation, and (f) there shall be no pro forma or other reduction in indebtedness (via cash netting or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenants for any four quarter period that includes the fiscal quarter in which such Specified Equity Contribution is made. No borrowings shall be permitted during the Equity Cure Period.

Events of Default:	Limited to the following (applicable to Holdings, the Borrower and its Subsidiaries), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the ABL Documentation Principles: nonpayment of principal when due; nonpayment of interest, fees, or other amounts after a five day grace period; failure to deliver the Borrowing Base Certificate (subject to a 3 day cure period for monthly deliveries and 1 day cure period for weekly deliveries), failure to comply with the cash management covenant during a Cash Dominion Period and the use of proceeds covenant, cross-default and cross-acceleration to other material debt; provided that with respect to an event of default under the First Lien Term Loan Facility and the A-2 Tranche shall only be after the 60th day after such event of default has occurred and is continuing; violation of negative covenants, the Financial Covenants, or certain affirmative reporting covenants; material inaccuracy of representations and warranties; violation of other covenants subject to grace periods of 30 days; bankruptcy and insolvency events; material judgments; dissolution; certain ERISA and other pension events subject to a Material Adverse Effect standard; change of control (to be defined); actual or asserted (by any Loan Party) invalidity of any material Guarantee, any material portion of the security interest; proceedings; and subordinated indebtedness.

Voting:	Amendments and waivers of the ABL Facility Documentation will require the approval of the ABL Administrative Agent and ABL Lenders (the “Required ABL Lenders”) holding more than 50% of the aggregate amount of loans and commitments under the ABL Facility and, in addition: (a) the consent of each affected Lender shall be required with respect to (i) increases in, or extensions of, commitments of such Lender, (ii) reductions of principal, interest (other than default interest), premiums, or fees, (iii) reductions in the amount of, or extensions of, scheduled amortization or final maturity, and (iv) modifications of the pro rata sharing provisions, the pro rata repayment provisions or any other provision of a Loan Document in a manner that would alter (or have the effect of altering) the pro rata allocation among the ABL Lenders of any payments, disbursements, or setoffs; (b) the consent of 100% of the ABL Lenders will be required with respect to (i) modifications to any of the voting percentages applicable thereto, (ii) increases in advance rates under the definition of Borrowing Base (provided that the foregoing shall not impair the ability of the ABL Administrative Agent to add, remove, reduce or increase reserves against the Borrowing Base assets in its Permitted Discretion) and (iii) a release of a material portion of the Guarantors or a release of (or subordination of liens on) a material portion of the Collateral, in each case, in any transaction or series of related transactions (other than in connection with permitted asset sales, permitted dispositions, permitted mergers, permitted liquidations or dissolutions, or as otherwise permitted in the ABL Facility Documentation); and (c) the consent of the ABL Administrative Agent will be required to amend, modify, or otherwise affect the rights and duties of the ABL Administrative Agent.

The ABL Facility Documentation shall contain customary provisions for replacing non-consenting ABL Lenders in connection with amendments and waivers requiring the consent of the ABL Administrative Agent and all relevant ABL Lenders so long as the ABL Administrative Agent and relevant ABL Lenders holding at least 50% of the aggregate amount of the loans and commitments under the ABL Facility have consented thereto (the “Yank-A-Bank Right”).

Yield Protection and Increased Costs:	Usual and customary for facilities and transactions of this type, including customary tax gross-up provisions (including, without limitation, with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III, and NAIC requests, directives, or guidelines).

Defaulting Lenders:	Usual and customary for facilities and transactions of this type, including, without limitation, with respect to customary European Union “bail-in” provisions.

Assignments and Participations:	The ABL Lenders will be permitted to assign loans and commitments with the consent of (a) the Borrower unless a Specified Event of Default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender, or an approved fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the ABL Administrative Agent within ten business days after having received notice thereof; and (b) the ABL Administrative Agent (unless such assignment is to a Lender, an affiliate of a Lender, or an approved fund), in the case of each of (a) and (b), such consent not to be unreasonably withheld or delayed. Unless otherwise agreed by the ABL Administrative Agent and the Borrower, each assignment (except to other ABL Lenders or their affiliates or approved funds) will be in a minimum amount of $1.0 million (or, if less, the full amount of the assignee’s interests in the ABL Facility). The ABL Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The ABL Lenders will be permitted to participate loans and commitments subject to customary terms and conditions. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest (other than default interest), or fees, (c) extensions of scheduled amortization or final maturity, and (d) releases of all or substantially all of the Collateral or all or substantially all of the Guarantees.

Neither the Borrower, the Sponsor, any other direct or indirect equity holder of Holdings, any affiliate of any of the foregoing, nor any person owning or controlling any trade debt or Indebtedness of any Loan Party (other than the ABL Facility) shall be permitted to purchase any assignments or participations of loans or commitments under the ABL Facility, and any assignments or participations to any such person shall be void ab initio.

Notwithstanding the foregoing, unless a Specified Event of Default has occurred and is continuing, assignments and participations will not be permitted to (a) any person that has been separately identified in writing by you or the Borrower to us on or prior to the date hereof, (b) those persons who are competitors of you, the Target and your and their subsidiaries that are separately identified in writing by you or the Borrower to us from time to time, and (c) in the case of each of clauses (a) and (b), any of their respective affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the persons referenced in clause (b) above, unless separately identified by you pursuant to clause (a) above) that are either (i) identified in writing by you or the Borrower from time to time or (ii) readily identifiable on the basis of such affiliate’s name (clauses (a), (b) and (c) above, collectively “Disqualified Lenders”).

Expenses and Indemnification:	Customary for facilities and transactions of this type and consistent with the ABL Documentation Principles.

Governing Law and Forum:	New York and Borough of Manhattan.

Counsel to ABL Administrative Agent:	Sidley Austin LLP.

CONFIDENTIAL	ANNEX I TO EXHIBIT B

Interest Rates:	The interest rates under the ABL Facility will be, at the option of the Borrower (a) Adjusted LIBOR plus the Applicable Margin or (b) ABR plus the Applicable Margin.

As used herein:

“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements; provided that Adjusted LIBOR shall be no less than 1.50% per annum. The LIBOR replacement language in respect of the Adjusted LIBOR rate shall be consistent with customary ARRC language for transactions of this type.

“ABR” means the highest of (a) the prime rate announced by The Wall Street Journal, (b) the Federal Funds Rate plus 0.50% per annum, (c) one-month Adjusted LIBOR (taking into account any floor) plus 1.00% per annum, and (d) 2.50% per annum.

“Applicable Margin” means (i) 3.00% per annum, in the case of Adjusted LIBOR loans, and (ii) 2.00% per annum, in the case of ABR loans.

Adjusted LIBOR borrowings may be made for interest periods of 1, 2, 3, or 6 months, as selected by the Borrower.

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed); provided that interest on ABR loans will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period and upon prepayment, and on ABR loans quarterly and upon prepayment.

Default Rate:	Upon and during the continuance of any event of default, the applicable interest rate plus 2.00% per annum, and with respect to any amount other than principal (including interest), the interest rate applicable to ABR loans plus 2.00% per annum.

Unused Line Fee:	0.50% per annum (subject to adjustment based on utilization level) on the undrawn portion of ABL Commitment Amount, payable to non-Defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the ABL Commitment Amounts, calculated based on the number of days elapsed in a 360-day year.

B-I-1

CONFIDENTIAL	EXHIBIT C

Project Buckeye

A-1 Tranche Term Loan Facility

Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached or the other Exhibits to the Commitment Letter.

Borrower:	Lead Borrower and MergerSub (collectively, the “Borrower”).

GACP:	GACP II, L.P. (“GACP”).

Sole Lead Arranger and Bookrunner:	GACP (in such capacity, the “Lead Arranger”).

Term Loan Administrative Agent:	GACP Finance Co., LLC will act as the sole administrative agent (collectively, in such capacities, the “Term Loan Administrative Agent” and together with the ABL Administrative Agent, the “Administrative Agents”) for the Term Loan Lenders (as defined below).

Term Loan Collateral Agent:	An entity to be mutually agreed will act as the sole collateral agent (collectively, in such capacity, the “Term Loan Collateral Agent”) for the Term Loan Lenders (as defined below).

Transactions:	As described in Exhibit A to the Commitment Letter.

First Lien Term Loan Facility:	A senior secured first lien term loan facility in an aggregate principal amount of up to $600.0 million (plus, at the Borrower’s election, an additional amount sufficient to fund any upfront fees or OID in respect of the Facilities pursuant to the “market flex” provisions of the Fee Letter) (the “First Lien Term Loan Facility”), which shall be composed of (i) an A-1 Tranche in an aggregate principal amount of $400.0 million (the “A-1 Tranche”) and (ii) an A-2 Tranche in an aggregate principal amount of $200.0 million (the “A-2 Tranche”).

Loans under the First Lien Term Loan Facility (the “First Lien Term Loans”) will be available to the Borrower in U.S. dollars.

Term Loan Lenders:	GACP and such other lenders that become party to the Term Loan Documentation from time to time (in such capacity, the “Term Loan Lenders” and together with the ABL Lenders, the “Lenders”).

Purpose:	The proceeds of loans under the First Lien Term Loan Facility will be used (i) on the Closing Date, to finance the Acquisition and the Refinancing and to pay the Transaction Costs and (ii) after the Closing Date, for working capital and other general corporate purposes.

Availability:	The First Lien Term Loan Facility must be drawn in a single drawing concurrently with the consummation of the Acquisition and the Refinancing. Amounts prepaid under the First Lien Term Loan Facility may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity and Amortization:	The First Lien Term Loan Facility will mature on the fifth anniversary of the Closing Date and will amortize in aggregate annual amounts equal to $25.0 million, payable in equal quarterly installments commencing on the last day of the first full fiscal quarter ending after the Closing Date.

A final balloon payment equal to the remaining balance of the First Lien Term Loan Facility shall be payable at maturity.

Guarantees:	All obligations of the Borrower under the First Lien Term Loan Facility will be unconditionally guaranteed by the same Guarantors that guarantee the ABL Facility.

Collateral:	Subject to the limitations set forth below and the Certain Funds Provision, obligations of the Loan Parties in respect of the First Lien Term Loan Facility will be secured by a valid and perfected security interest on all Collateral of the Loan Parties.

The Loan Parties shall be required to use commercially reasonable efforts to deliver collateral access agreements in customary form and substance reasonably satisfactory to the Term Loan Administrative Agent and the Term Loan Collateral Agent in respect of certain material leased real properties to be agreed. No security agreements or pledge agreements governed under the laws of any non-United States jurisdiction shall be required and no filing or other action outside of the United States to create or perfect a security interest therein in any asset shall be required, in each case, unless the total assets or Consolidated EBITDA attributable to subsidiaries located in a jurisdiction outside the United States exceed thresholds to be agreed (subject to Tax Principles, to be agreed).

Subject to the limitations set forth in this section and subject to the Certain Funds Provision, the obligations under the First Lien Term Loan Facility will be secured by: (i) a perfected first priority security interest in the Collateral (other than the ABL Collateral and the Excluded Assets) (the “Term Collateral”), and (ii) a perfected second priority security interest in the ABL Collateral.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Term Loan Documentation Principles. Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Collateral” section shall be, as of the Closing Date, subject to the Certain Funds Provision.

Deposit Accounts and Securities Accounts:	Deposit accounts and securities accounts held by the Loan Parties (other than Excluded Accounts) shall be subject to customary “springing” control agreements in form and substance reasonably acceptable to the Term Loan Administrative Agent and the Term Loan Collateral Agent among the depository bank, the applicable Loan Party and the Term Loan Administrative Agent and the Term Loan Collateral Agent, in form and substance satisfactory to the Term Loan Administrative Agent within 30 days following the Closing Date (or, for deposit accounts or securities accounts acquired after the Closing Date (other than Excluded Accounts), following the opening or acquisition of such accounts) (or, in each case, such later date agreed to by the Term Loan Administrative Agent) for all deposit accounts and securities accounts of the Loan Parties (other than Excluded Accounts).

Term Loan Documentation:	The definitive documentation for the First Lien Term Loan Facility, including all the above-described pledges, security interests, and mortgages (the “Term Loan Documentation” and, together with the ABL Facility Documentation, the “Facilities Documentation”) shall be based on the documentation for the credit facility governed by the Credit Agreement, dated as of October 23, 2019 (as amended through the date hereof, the “Precedent Credit Agreement”), by and among, inter alia, Sears Holdco, as holdings, Sears Borrower, as borrower, Guggenheim Credit Services, LLC, as administrative agent, and the lenders party thereto, in each case, with (i) modifications to remove the revolving facility; (ii) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (iii) reasonable modifications to the operational and agency provisions to reflect (A) the operational and strategic requirements of Holdings and its respective subsidiaries (after giving effect to the Transactions) in light of their size, geographic locations, industries, business and practices, operations, and financial accounting and (B) changes in law or accounting standards since the date of the Precedent Credit Agreement, (iv) modifications consistent with this Term Sheet and (v) modifications to reflect the term loan and unitranche nature of the First Lien Term Loan Facility including, without limitation, debt caps, voting rights (which voting rights may be inconsistent with the provisions under the caption “Voting” below), buyout rights, enforcement standstills, waterfalls, waterfall triggers and bankruptcy rights, in each case, on a basis consistent with that certain Agreement Among Lenders, dated as of January 28, 2019, among GACP II L.P., GACP Finance Co., LLC and the other parties party thereto with such modifications as are reasonably required by the Commitment Parties, which may be documented under the Loan Documents and not in a separate agreement among lenders. To the extent that any representations and warranties made on the Closing Date are qualified by “Material Adverse Effect”, for the purposes of such representations and warranties, the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement. The foregoing shall be referred to as the “Term Loan Documentation Principles”.

The relative rights and priorities in the Collateral for the secured parties in the ABL Facility and the First Lien Term Loan Facility will be set forth in the in an intercreditor agreement (the “Intercreditor Agreement”) which shall be based on the intercreditor agreement, dated as of November 30, 2018, which was separately identified prior to the date hereof, with such modifications as may be mutually agreed.

Mandatory Prepayments:	Subject to the Intercreditor Agreement, the Term Loans under the First Lien Term Loan Facility shall be prepaid with:

(a) a percentage to be mutually agreed of the quarterly excess cash flow (to be defined as mutually agreed, “Excess Cash Flow”); provided that voluntary prepayments of First Lien Term Loans shall reduce excess cash flow payments on a dollar-for-dollar basis (except to the extent made with the proceeds of indebtedness);

(b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property (including, without limitation, insurance and condemnation proceeds) by the Loan Parties and their subsidiaries (other than any Excluded Liberty/VSI Entities except to the extent (x) the Liberty Facility or the credit facilities to which the VSI Entities are subject, as applicable, has been repaid in full and terminated or (y) the Liberty Facility or such other credit facilities permit the applicable Excluded Liberty/VSI Entities to distribute the proceeds of such asset sales or other dispositions to equityholders that are not Excluded Liberty/VSI Entities (to the extent of such distribution)), subject to customary reinvestment rights so long as no default or event of default has occurred and is continuing at the time of such disposition;

(c) 100% of the net cash proceeds of issuances of debt obligations of the Loan Parties and their subsidiaries (other than any Excluded Liberty/VSI Entities) after the Closing Date (other than permitted debt);

(d) 100% of the net cash proceeds of Specified Equity Contributions; and

(e) 100% of the net cash proceeds of Extraordinary Receipts (to be defined in a manner to be mutually agreed) in excess of an amount to be agreed in any fiscal year.

The above described mandatory prepayments shall be applied to each installment of the principal balance of the A-1 Tranche (x), with respect to mandatory prepayments made within one year of the Closing Date, ratably in direct order of maturity thereof until paid in full and (y) with respect to mandatory prepayments made on or after the first anniversary of the Closing Date, ratably in inverse order of maturity thereof until paid in full; provided that certain mandatory prepayments may be declined by the Lenders and, to the extent so declined, shall be first offered to the other Lenders who did not decline such prepayments and, to the extent declined by such other Lenders, may be retained by the Borrower.

Voluntary Prepayments/Reductions in Commitments:	After the first anniversary of the Closing Date, voluntary prepayments of borrowings under the First Lien Term Loan Facility will be permitted at any time, in minimum principal amounts to be agreed upon, subject to the payment of the Call Premium, subject to reimbursement of the Term Loan Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR loans other than on the last day of the relevant interest period.

Representations and Warranties:	Limited to the following (applicable to the Loan Parties and their subsidiaries (other than any Excluded Liberty/VSI Entities)), in each case with customary exceptions, limitations and qualifications to be mutually agreed and otherwise consistent with the Term Loan Documentation Principles: organization; requisite power and authority; qualification; capital stock and ownership with respect to subsidiaries; due authorization; no conflict; governmental consents; binding obligation; financial statements; projections; no material adverse effect since the Closing Date; adverse proceedings, etc.; payment of material taxes; properties; environmental matters; governmental regulation; margin stock; employee matters; employee benefit plans; certain fees; solvency; compliance with statues, etc.; intellectual property; inventory and equipment; insurance; bank accounts and securities accounts; security interests; PATRIOT Act; OFAC/sanctions; FCPA, anti-money laundering, anti-bribery; disclosure; use of proceeds; chief executive offices; and franchising matters.

Conditions Precedent to Borrowing:	The availability of the initial borrowing under the First Lien Term Loan Facility shall only be subject solely to (a) the delivery of a customary borrowing notice (which, for the avoidance of doubt, shall not require a certification (x) as to the accuracy of any representations and warranties other than the Specified Representations and the Specified Acquisition Agreement Representations or (y) as to the absence of any default or Event of Default under the Term Loan Documentation) and (b) the conditions set forth in Exhibit D hereto.

Affirmative Covenants:	Limited to the following (applicable to the Loan Parties and their subsidiaries (other than any Excluded Liberty/VSI Entities)), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Term Loan Documentation Principles: financial statements and other reports, management discussion and analysis; existence; payment of material taxes; maintenance of properties; insurance; cash management and springing cash dominion upon an event of default; inspections; lender meetings and conference calls; compliance with laws; environmental; subsidiaries; additional material owned real estate assets; further assurances; use of proceeds; and franchising matters.

Negative Covenants:	Limited to the following (applicable to the Loan Parties and their subsidiaries (other than, except as otherwise expressly described below, any Excluded Liberty/VSI Entities)), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Term Loan Documentation Principles: indebtedness (which shall prohibit any refinancing of indebtedness under that certain Credit Agreement, dated as of May 16, 2019 (the “Liberty Facility”), among Franchise Group Intermediate L 2, LLC, as the borrower (the “Liberty Borrower”), CIBC Bank USA, as the administrative agent, and the lenders and other parties party thereto, with the proceeds of indebtedness without the consent of the Term Loan Administrative Agent (unless such refinancing indebtedness is revolving indebtedness secured only by the receivables of the Liberty Borrower and its subsidiaries and is not secured by any assets other than the such receivables)); liens; equitable lien; no further negative pledges; restricted junior payments; restrictions on distributions and dividends (subject to the exception below and permitting among other items, customary tax distributions); investments; fundamental changes, dispositions of assets, acquisitions; disposal of subsidiary interests; sales and lease-backs; transactions with affiliates; conduct of business; customary passive holding company covenant with respect to Holdings; changes to organizational documents; accounting methods; deposit accounts and securities accounts; prepayments of certain indebtedness for borrowed money or junior indebtedness; anti-terrorism laws; and franchising matters.

Notwithstanding the foregoing, following the Closing Date, the Borrower may make quarterly dividends (the “Permitted Dividends”) in cash to Holdings, and concurrently therewith, Holdings (and any direct or indirect parent thereof) may make quarterly dividends in cash to its direct or indirect investors and owners in an aggregate amount not exceeding an amount to be determined in respect of such fiscal quarter so long as (a) no default or event of default shall be occurred or be continuing or would result from such dividend and (b) such Permitted Dividend shall be subject to the satisfaction of certain other conditions to be agreed.

Financial Covenants:	Limited to:

(a) a minimum Fixed Charge Coverage Ratio (to be defined in a manner to be mutually agreed of the Loan Parties of not less than levels to be agreed based on a financial model to be agreed; and

(b) a maximum Total Leverage Ratio (to be defined in a manner to be mutually agreed) of the Loan Parties of not greater than levels to be agreed based on a financial model to be agreed.

The Financial Covenants will be tested quarterly at the end of each fiscal quarter (commencing with the first full fiscal quarter of the Borrower ending after the Closing Date).

For purposes of determining compliance with the Financial Covenants, a cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Term Loan Administrative Agent) in the Borrower after the end of the relevant fiscal quarter and on or prior to the day that is ten business days after the earlier of the date on which the compliance certificate was delivered to the Term Loan Administrative Agent in respect of such fiscal quarter and the date on which the compliance certificate was required to be delivered to the Term Loan Administrative Agent in respect of such fiscal quarter will, at the request of the Borrower (so long as the compliance certificate for such fiscal quarter was timely delivered), be included in the calculation of Consolidated EBITDA solely for purposes of determining compliance with the Financial Covenants for the applicable fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution “); provided that (a) in each four fiscal quarter period, there shall be a period of two fiscal quarters in which no Specified Equity Contribution is made, (b) Specified Equity Contributions shall not be made in respect of consecutive fiscal quarters, (c) only four Specified Equity Contributions may be made during the term of the Facilities, (d) the amount of any Specified Equity Contribution shall not exceed the amount required to cause the Borrower to be in compliance with such Financial Covenant, (e) all Specified Equity Contributions will be disregarded for all purposes other than determining compliance with the Financial Covenants, including, without limitation, for purposes of determining any financial ratio based conditions, pricing, or availability of any baskets with respect to the covenants contained in the Term Loan Documentation, (f) the proceeds of such Specified Equity Contribution shall be required to be used to repay the First Lien Term Loan Facility as described above under “Mandatory Prepayments” and (g) there shall be no pro forma or other reduction in indebtedness (via cash netting or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenants for the fiscal quarter with respect to which the Specified Equity Contribution was made; provided that the mandatory prepayment of the First Lien Term Loan Facility with the proceeds of such Specified Equity Contribution shall be given effect in subsequent fiscal quarters.

Events of Default:	Limited to the following (applicable to Holdings, the Borrower and its Subsidiaries), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Term Loan Documentation Principles: nonpayment of principal when due; nonpayment of interest, fees, or other amounts after a five day grace period; cross-default and cross-acceleration to other material debt; violation of negative covenants, the Financial Covenants, or certain affirmative reporting covenants; material inaccuracy of representations and warranties; violation of other covenants subject to grace periods of 30 days; bankruptcy and insolvency events; material judgments; dissolution; certain ERISA and other pension events subject to a Material Adverse Effect standard; change of control (to be defined); actual or asserted (by any Loan Party) invalidity of any material Guarantee, any material portion of the security interest; proceedings; and subordinated indebtedness.

Voting:	Amendments and waivers of the Term Loan Documentation will require the approval of the Term Loan Administrative Agent and Term Loan Lenders (the “Required Term Lenders”) holding more than 50% of the aggregate amount of loans and commitments under the First Lien Term Loan Facility and, in addition: (a) the consent of each affected Term Loan Lender shall be required with respect to (i) increases in, or extensions of, commitments of such Term Loan Lender, (ii) reductions of principal, interest (other than default interest), premiums, or fees, (iii) reductions in the amount of, or extensions of, scheduled amortization or final maturity, and (iv) modifications of the pro rata sharing provisions, the pro rata repayment provisions or any other provision of a Loan Document in a manner that would alter (or have the effect of altering) the pro rata allocation among the Term Loan Lenders of any payments, disbursements, or setoffs; (b) the consent of 100% of the Term Loan Lenders will be required with respect to (i) modifications to any of the voting percentages applicable thereto and (ii) a release of a material portion of the Guarantors or a release of (or subordination of liens on) a material portion of the Collateral, in each case, in any transaction or series of related transactions (other than in connection with permitted asset sales, permitted dispositions, permitted mergers, permitted liquidations or dissolutions, or as otherwise permitted in the Term Loan Documentation); and (c) the consent of the Term Loan Administrative Agent will be required to amend, modify, or otherwise affect the rights and duties of the Term Loan Administrative Agent.

The Term Loan Documentation shall contain customary provisions for replacing non-consenting Term Loan Lenders in connection with amendments and waivers requiring the consent of the Term Loan Administrative Agent and all relevant Term Loan Lenders so long as the Term Loan Administrative Agent and relevant Term Loan Lenders holding at least 50% of the aggregate amount of the loans and commitments under the First Lien Term Loan Facility have consented thereto (the “Yank-A-Bank Right”).

Yield Protection and Increased Costs:	Usual and customary for facilities and transactions of this type, including customary tax gross-up provisions (including, without limitation, with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III, and NAIC requests, directives, or guidelines).

Defaulting Lenders:	Usual and customary for facilities and transactions of this type, including, without limitation, with respect to customary European Union “bail-in” provisions.

Assignments and Participations:	The Term Loan Lenders will be permitted to assign loans and commitments with the consent of (a) the Borrower unless a Specified Event of Default (as defined below) has occurred and is continuing or such assignment is to a Term Loan Lender, an affiliate of a Term Loan Lender, or an approved fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Term Loan Administrative Agent within ten business days after having received notice thereof; and (b) the Term Loan Administrative Agent (unless such assignment is to a Term Loan Lender, an affiliate of a Term Loan Lender, or an approved fund), in the case of each of (a) and (b), such consent not to be unreasonably withheld or delayed. Unless otherwise agreed by the Term Loan Administrative Agent and the Borrower, each assignment (except to other Term Loan Lenders or their affiliates or approved funds) will be in a minimum amount of $1.0 million (or, if less, the full amount of the assignee’s interests in the First Lien Term Loan Facility). The Term Loan Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Term Loan Lenders will be permitted to participate loans and commitments subject to customary terms and conditions. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest (other than default interest), or fees, (c) extensions of scheduled amortization or final maturity, and (d) releases of all or substantially all of the Collateral or all or substantially all of the Guarantees.

Neither the Borrower, the Sponsor, any other direct or indirect equity holder of Holdings, any affiliate of any of the foregoing, nor any person owning or controlling any trade debt or Indebtedness of any Loan Party (other than the First Lien Term Loan Facility) shall be permitted to purchase any assignments or participations of loans or commitments under the First Lien Term Loan Facility, and any assignments or participations to any such person shall be void ab initio.

Notwithstanding the foregoing, unless a Specified Event of Default has occurred and is continuing, assignments and participations will not be permitted to (a) any person that has been separately identified in writing by you or the Borrower to us on or prior to the date hereof, (b) those persons who are competitors of you, the Target and your and their subsidiaries that are separately identified in writing by you or the Borrower to us from time to time, and (c) in the case of each of clauses (a) and (b), any of their respective affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the persons referenced in clause (b) above, unless separately identified by you pursuant to clause (a) above) that are either (i) identified in writing by you or the Borrower from time to time or (ii) readily identifiable on the basis of such affiliate’s name (clauses (a), (b) and (c) above, collectively “Disqualified Lenders”).

“Specified Event of Default” shall mean any payment or bankruptcy event of default and any event of default arising from failure to comply with the Financial Covenants.

Expenses and Indemnification:	Customary for facilities and transactions of this type and consistent with the Term Loan Documentation Principles.

Governing Law and Forum:	New York and Borough of Manhattan.

Counsel to Term Loan Administrative Agent:	Sidley Austin LLP.

CONFIDENTIAL	ANNEX I TO EXHIBIT C

Interest Rates:	The interest rates under the First Lien Term Loan Facility will be, at the option of the Borrower (a) Adjusted LIBOR plus the Applicable Margin or (b) ABR plus the Applicable Margin.

As used herein:

“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements; provided that Adjusted LIBOR shall be no less than 1.50% per annum. The LIBOR replacement language in respect of the Adjusted LIBOR rate shall be consistent with customary ARRC language for transactions of this type.

“ABR” means the highest of (a) the prime rate announced by The Wall Street Journal, (b) the Federal Funds Rate plus 0.50% per annum, (c) one-month Adjusted LIBOR (taking into account any floor) plus 1.00% per annum, and (d) 2.50% per annum.

“Applicable Margin” means with respect to the A-1 Tranche, (i) 5.50% per annum, in the case of Adjusted LIBOR loans, and (ii) 4.50% per annum, in the case of ABR loans.

Adjusted LIBOR borrowings may be made for interest periods of 1, 2, 3, or 6 months, as selected by the Borrower.

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed); provided that interest on ABR loans will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

Default Rate:	Upon and during the continuance of any event of default, the applicable interest rate plus 2.00% per annum, and with respect to any amount other than principal (including interest), the interest rate applicable to ABR loans plus 2.00% per annum.

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Call Premium:	If all or any portion of the principal balance of any First Lien Term Loan is paid in whole or in part for any reason at any time after the first anniversary of the Closing Date and prior to the to be agreed anniversary of the Closing Date (including, whether voluntary and whether before or after acceleration of the obligations in respect of the First Lien Term Loan Facility or the commencement of any insolvency proceeding, but in any event including, without limitation, any such prepayment in connection with (i) a change of control, (ii) an acceleration of the obligations in respect of the First Lien Term Loan Facility as a result of the occurrence of an event of default, (iii) foreclosure and sale of, or collection of, the Collateral, (iv) sale of the Collateral in any insolvency proceeding, (v) the restructure, reorganization, or compromise of the obligations in respect of the First Lien Term Loan Facility by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any insolvency proceeding, or (vi) the termination of the First Lien Term Loan Facility for any reason, but excluding (a) amortization payments and (b) mandatory prepayments (other than mandatory prepayments from the proceeds of indebtedness), the Borrower shall pay to the applicable Term Loan Lenders a call premium (the “Call Premium”) in an amount equal to percentages to be mutually agreed of the amount repaid or prepaid, to the extent such repayment or prepayment occurs following the first anniversary of the Closing Date and on or prior to the to be agreed anniversary of the Closing Date. If the Yank-A-Bank Right is exercised by the Borrower, the Term Loan Lender that is replaced shall be entitled to the Call Premium in respect of its First Lien Term Loans.

Without limiting the generality of the foregoing, it is understood and agreed that if the obligations under the Term Loan Documentation are accelerated on or prior to the to be agreed anniversary of the Closing Date for any reason, including because of default, the commencement of any insolvency proceeding or other proceeding pursuant to any applicable debtor relief laws, sale, disposition, or encumbrance (including that by operation of law or otherwise), the Call Premium, determined as of the date of acceleration, will also be due and payable as though said obligations were voluntarily prepaid as of such date and shall constitute part of the obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Term Loan Lender’s lost profits as a result thereof. The Call Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Term Loan Lender as the result of the early termination, and the Borrower agrees that it is reasonable under the circumstances. The Call Premium shall also be payable in the event the obligations (and/or the credit agreement evidencing the obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING CALL PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees that: (A) the Call Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Call Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between the Term Loan Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Call Premium, and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Call Premium as herein described is a material inducement to the Term Loan Lenders to provide the term loan commitments and make the term loans under the First Lien Term Loan Facility.

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CONFIDENTIAL	EXHIBIT D

Project Buckeye

Summary of Additional Conditions Precedent

Capitalized terms used but not defined in this Exhibit D shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

Subject to the Certain Funds Provision in all respects, the initial borrowings under the Facilities shall be subject to the following conditions precedent:

1. The execution and delivery by the Borrower and the Guarantors of the ABL Facility Documentation consistent with the Term Sheets and the Commitment Letter (including, without limitation and the security agreements) which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheets and subject in all respects to the Certain Funds Provision and the ABL Documentation Principles set forth in the Commitment Letter.

2. The execution and delivery by the Borrower and the Guarantors of the Term Loan Facility Documentation consistent with the Term Sheets and the Commitment Letter (including, without limitation and the security agreements) which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheets and subject in all respects to the Certain Funds Provision and the Term Loan Documentation Principles set forth in the Commitment Letter.

3. The Acquisition shall have been consummated substantially simultaneously with the initial borrowings under the Facilities in accordance with the Acquisition Agreement (and no provision of the Acquisition Agreement shall have been waived, amended, supplemented, or otherwise modified (including any consents thereunder) in a manner materially adverse to the Lenders without the consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed, or conditioned)) (it being understood that (i) any increase in the consideration for the Acquisition shall not be deemed to be materially adverse to the interests of the Lenders so long as such increase in consideration (x) is pursuant to any purchase price or similar adjustment provisions set forth in the Acquisition Agreement as of the date hereof or (y) is not funded with additional indebtedness, (ii) any reduction in the purchase price consideration of 25% or less shall be deemed not to be adverse to the Lenders so long as such reduction (x) is pursuant to any purchase price or similar adjustment provisions set forth in the Acquisition Agreement as of the date hereof, (y) is shall be allocated solely to the Term Facilities with (a) 75% of such reduction further allocated to the First Lien Term Loan Facility and (b) 25% of such reduction further allocated to the A-2 Tranche, (iii) any consent, waiver, amendment, supplement, or other modification in respect of the third party beneficiary rights applicable to the Administrative Agent, the Commitment Parties or the Lenders or in the governing law without the prior written consent of the Commitment Parties shall be deemed to be materially adverse to the interests of the Lenders, and (iv) any consent, waiver, amendment, supplement, or other modification to the definition of “Material Adverse Effect” without the prior written consent of the Commitment Parties shall be deemed to be materially adverse to the interests of the Lenders.

4. The Refinancing shall have been consummated substantially simultaneously with the initial borrowings under the Facilities.

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5. The ABL Administrative Agent and the Term Loan Collateral Agent, as applicable, shall have received, subject to the Certain Funds Provision to the extent applicable, (a) subject to the Intercreditor Agreement, all documents and instruments required to create and perfect the ABL Administrative Agent’s and the Term Loan Collateral Agent’s, as applicable, security interest in the Collateral, (b) a customary certificate attesting to the solvency of the Borrower and its subsidiaries on the Closing Date on a consolidated basis in the form attached as Annex I hereto, and (c) customary legal opinions, organizational documents, customary evidence of authorization, customary officers’ certificates, and customary insurance certificates, in each case under this clause (c) relating solely to the Loan Parties as of the Closing Date.

6. The Borrower and each of the Guarantors shall have provided no less than 3 business days prior to the Closing Date the documentation and other information to the Lenders that are reasonably requested by the Lenders no later than 10 days prior to the Closing Date under the applicable “know-your-customer” rules and regulations, including, without limitation, the PATRIOT Act.

7. All accrued costs, fees, and expenses (including, without limitation, legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, the Lead Arranger, and the Lenders and required by the Commitment Letter or the Fee Letter to be paid on the Closing Date shall have been paid, in the case of expenses, to the extent a reasonably detailed invoice has been delivered to the Borrower at least 2 business days prior to the Closing Date (provided that the foregoing amounts may, at the Borrower’s option, be offset against the proceeds of the Facilities funded on the Closing Date).

8. The Specified Representations and, to the extent required by the Certain Funds Provision, the Specified Acquisition Agreement Representations shall be true and correct in all material respects (provided that any such representation or warranty that is qualified as to “materiality,” “material adverse effect,” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)).

9. Since the date of the Acquisition Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement).

10. The Lead Arranger shall have received (a) all financial statements required to be delivered on or after the date hereof and prior to the Closing Date under the Sears Facility and (b) all financial statements required to be delivered on or after the date hereof and prior to the Closing Date under the Buddy’s Facility, (c) the unaudited consolidated balance sheets and related statements of income, changes in equity, and cash flows of the Target, in each case, for each fiscal quarter ending after December 31, 2018 and ended at least 45 days prior to the Closing Date; and (d) an unaudited pro forma consolidated balance sheet and income statement of the Borrower and its subsidiaries as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding clause (c).

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CONFIDENTIAL	ANNEX I TO EXHIBIT D

FORM OF

SOLVENCY CERTIFICATE

[             ], 2019

This Solvency Certificate is delivered pursuant to Section [   ] of the Credit Agreement dated as of [  ], 2019, among [ ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [ ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (a)(i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries (on a consolidated basis) does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries (on a consolidated basis), (ii) the capital of the Borrower and its Subsidiaries (on a consolidated basis) is not unreasonably small in relation to its business as contemplated on the Closing Date, and (iii) of the Borrower and its Subsidiaries have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise), and (b) the Borrower and its Subsidiaries (on a consolidated basis) are “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ]

By:
Name:
Title:	[Chief Financial Officer]

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